Exhibit 10.1

Execution Draft

INTERNATIONAL TEXTILE GROUP, INC.

SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

DATED AS OF JUNE 6, 2007

$80,000,000 18.00% SENIOR SUBORDINATED NOTES DUE JUNE 6, 2011

i

	6.15.	Foreign Assets Control Regulations, etc.	10
	6.16.	Status under Certain Statutes.	11
	6.17.	Labor Matters; Employment Agreements.	11
	6.18.	Solvency.	11
	6.19.	Affiliate Transactions.	11
	6.20.	No Material Adverse Change.	12
	6.21.	Environmental and Safety Matters.	12

7.	REPRESENTATIONS AND COVENANTS OF THE PURCHASERS.		13

	7.1.	Authorization.	13
	7.2.	Purchase for Own Account.	13
	7.3.	Accredited Investor.	13
	7.4.	Reliance by Company.	13
	7.5.	Legends.	14
	7.6.	Withholding Taxes.	15
	7.7.	ERISA.	15
	7.8.	Non-Reliance by Purchasers.	15

8.	INFORMATION AS TO COMPANY.		16

	8.1.	Financial and Business Information.	16
	8.2.	Officer’s Certificate.	19
	8.3.	Inspection.	20
	8.4.	Project Subsidiary Business Plans.	20

9.	REPAYMENT OF THE NOTES.		20

	9.1.	Payment of Notes at Maturity.	20
	9.2.	Optional Prepayments.	21
	9.3.	Mandatory Prepayments Upon Change in Control.	21
	9.4.	Mandatory Prepayment Upon Qualified Issuance.	23
	9.5.	Allocation of Partial Prepayments.	23
	9.6.	Maturity; Surrender, etc.	23

10.	AFFIRMATIVE COVENANTS.		24

	10.1.	Compliance with Law.	24
	10.2.	Insurance.	24
	10.3.	Maintenance of Properties.	24
	10.4.	Payment of Taxes and Claims.	24
	10.5.	Corporate Existence, etc.	25
	10.6.	Compliance with Obligations.	25
	10.7.	Corporate Separateness.	25

11.	NEGATIVE COVENANTS.		25

	11.1.	Transactions with Affiliates.	25
	11.2.	Merger, Consolidation, etc.	26
	11.3.	Indebtedness.	26
	11.4.	Contingent Obligations.	29
	11.5.	Liens.	31

	11.6.	Asset Sales.	33
	11.7.	Loans and Investments.	33
	11.8.	Restricted Payments.	35
	11.9.	Line of Business.	36

12.	EVENTS OF DEFAULT.		36

13.	REMEDIES ON DEFAULT, ETC.		38

	13.1.	Acceleration.	38
	13.2.	Other Remedies.	39
	13.3.	Rescission.	39
	13.4.	No Waivers or Election of Remedies, Expenses, etc.	39
	13.5.	Notice of Acceleration or Rescission.	40

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.		40

	14.1.	General Provisions.	40
	14.2.	Transfer and Exchange.	40
	14.3.	Replacement of Notes.	40
	14.4.	Legend Removal.	41

15.	PAYMENTS ON NOTES.		41

	15.1.	Place of Payment.	41

16.	EXPENSES, ETC.		41

	16.1.	Transaction Expenses.	41
	16.2.	Indemnification.	42
	16.3.	Survival.	43

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		43

18.	AMENDMENT AND WAIVER.		43

19.	NOTICES.		43

20.	CONFIDENTIAL INFORMATION.		44

21.	MISCELLANEOUS.		45

	21.1.	Successors and Assigns.	45
	21.2.	Payments Due on Non-Business Days.	46
	21.3.	Severability.	46
	21.4.	Construction.	46
	21.5.	Counterparts.	46
	21.6.	Governing Law.	47
	21.7.	Remedies.	47
	21.8.	No Setoffs, etc.	47
	21.9.	Payment Set Aside.	47
	21.10.	Jurisdiction and Venue.	48
	21.11.	Waiver of Right to Jury Trial.	48
	21.12.	Certain Waivers.	48
	21.13.	Accounting Terms; Accounting Principles.	49
	21.14.	Terms Generally.	49

SCHEDULES & EXHIBITS

Schedule A	–	Information Relating to Purchasers

Schedule B	–	Defined Terms

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Schedule 6.4	–	Organization and Ownership of Shares of Subsidiaries

Schedule 6.5	–	Financial Statements

Schedule 6.8	–	Certain Litigation

Schedule 6.9	–	Tax Matters

Schedule 6.12	–	ERISA Matters

Schedule 6.14	–	Existing Indebtedness

Schedule 6.17	–	Labor Matters; Existing Employment Agreements

Schedule 6.19	–	Affiliate Transactions

Schedule 11.4	–	Existing Contingent Obligations and Equity Rights

Schedule 11.5	–	Existing Liens

Schedule 11.6	–	Asset Dispositions

Schedule 11.7	–	Existing Investments

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Exhibit 1	–	Form of Note

Exhibit 2	–	Form of Pledge Agreement

Exhibit 3	–	Form of Subordination Agreement

Exhibit 4.4	–	Form of Opinion of Counsel for the Company

SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of June 6, 2007, among International Textile Group, Inc., a Delaware corporation (the “Company”) and each of the Purchasers set forth in Schedule A. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

The parties hereto agree as follows:

1.	AUTHORIZATION OF NOTES.

The Company has authorized the issuance and sale of the Notes and, on the Closing Date, the Initial Notes will be issued substantially in the form attached hereto as Exhibit 1.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Initial Notes to be purchased by each of the Purchasers shall occur at the offices of Jones Day located at 222 East 41st Street, New York, New York 10017-6702, at a closing (the “Closing”) on June 6, 2007 or at such other location, or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser, registered in such name or names and such denomination or denominations as the Purchasers may designate against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 2000035272827 at Wachovia Bank, National Association, ABA number 053000219, Attn: International Textile Group, Inc. If at the Closing the Company shall fail to tender such Notes to each Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to each Purchaser’s satisfaction or waived by each Purchaser as provided for herein, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights each such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO OBLIGATIONS OF THE PURCHASERS TO PURCHASE THE NOTES ON THE CLOSING DATE.

Each Purchaser’s several obligation to purchase and pay for the Initial Notes to be sold to it at the Closing is subject to the fulfillment to each such Purchaser’s reasonable satisfaction or waiver, in writing, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be (i) true and correct in all respects on the Closing Date with respect to those representations and warranties containing qualifications as to materiality and (ii) true and correct in all material respects on the Closing Date with respect to those representations and warranties not qualified as to materiality.

4.2.	Performance; No Default.

The Company shall have performed and complied with, in all material respects, all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes, no Default or Event of Default shall have occurred and be continuing.

4.3.	Adverse Change, etc.

Nothing shall have occurred since December 31, 2006 which has had, or could reasonably be expected to have, a Material Adverse Effect.

4.4.	Litigation.

There shall be no actions, suits, proceedings or investigations pending or threatened in any court or before any Governmental Authority or self-regulatory organization with respect to the consummation of the transactions contemplated hereunder.

4.5.	Approvals.

All necessary governmental, regulatory and third party approvals and/or consents in connection with the issuance and sale of the Notes shall have been obtained and remain if full force and effect.

4.6.	Compliance Certificates.

(a)	Company Officer’s Certificate. The Company shall have delivered to each Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1 through 4.5 have been fulfilled.

(b)	Company Secretary’s Certificate. The Company shall have delivered to each Purchaser a certificate certifying as to the resolutions attached thereto authorizing the execution and delivery of the Financing Documents and the organizational documents of the Company and BST.

4.7.	Opinion of Counsel.

Each Purchaser shall have received opinions in form and substance satisfactory to it, dated the Closing Date from Jones Day, special counsel of the Company, in the form set forth in Exhibit 4.4 (and the Company hereby instructs such counsel to deliver such opinion to each Purchaser).

4.8.	Purchase Permitted By Applicable Law, etc.

On the Closing Date each Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, without recourse to provisions permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If so requested, each Purchaser shall have received an Officer’s Certificate from the Company certifying as to such matters of fact as it may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.9.	Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained by the Company for the Notes.

4.10.	Amendments to Existing Credit Agreements.

The Company shall have delivered to the Purchasers fully executed copies of (i) that certain Amendment No. 7 to Credit Agreement by and among the Company, the other borrowers and credit parties signatory thereto, General Electric Capital Corporation, a Delaware corporation, for itself and as Agent, and the other lenders signatory thereto, (ii) that certain Waiver Request Letter by and among BST and each of the other Persons party thereto and (iii) that certain Amendment No. 1 to Term Loan among Burlington Morelos, S.A. de C.V., General Electric Capital Corporation and the other lenders party thereto, in each case certified as true and correct by a Responsible Officer.

4.11.	Documents.

The Company shall have delivered to the Purchasers fully executed copies of (i) this Agreement, (ii) the Pledge Agreement and (iii) the Notes to be issued to the respective Purchasers at the Closing. The respective parties to the Subordination Agreement shall have duly executed and delivered the Subordination Agreement.

4.12.	Due Diligence.

Satisfactory review of information with respect to the Company and its Subsidiaries regarding pending or threatened litigation, tax, accounting, and other business or legal matters reasonably requested by the Purchasers.

4.13.	Fees and Expenses.

All fees and expenses due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of one counsel to the Purchasers) required to be reimbursed or paid by the Company hereunder; provided, however, that Company shall be required to pay no more than $200,000 in the aggregate of such expenses and fees.

4.14.	BST Stock Certificate.

The Company shall have delivered to the Collateral Agent all stock certificates evidencing Stock to be pledged pursuant to the Pledge Agreement, accompanied by stock powers executed in blank.

4.15.	Other Documents.

The Company shall have delivered to each Purchaser all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of proceedings of the Company or governmental approvals, if any, which such Purchaser shall have reasonably requested, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

5.	CONDITIONS TO OBLIGATION OF THE COMPANY TO ISSUE AND SELL THE NOTES ON THE CLOSING DATE.

The Company’s obligation to issue and sell the Notes to be sold by it at the Closing is subject to the fulfillment to the Company’s reasonable satisfaction or waiver, prior to or at the Closing, of the following conditions:

5.1.	Representations and Warranties.

The representations and warranties of the Purchasers in this Agreement shall be true and correct in all material respects on the Closing Date.

5.2.	Compliance with this Agreement.

The Purchasers shall have performed and complied with all of their respective agreements and obligations set forth herein that are required to be performed or complied with by the Purchasers on or before the Closing.

5.3.	Subordination Agreement.

The Company shall have received on or before the Closing Date duly executed counterparts of the Subordination Agreement from each of the other Persons party thereto.

6.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser on the Closing Date that:

6.1.	Organization; Power and Authority.

The Company and each of its Subsidiaries is a corporation, limited liability company, limited partnership (or other legal entity), as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents and to perform the provisions thereof (to the extent party thereto).

6.2.	Authorization, etc.

The execution and delivery of the Financing Documents have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). There are no statutory or, to the Company’s knowledge, contractual preemptive rights or rights of refusal with respect to the issuance of the Notes hereunder.

6.3.	Disclosure.

The representations or warranties made by the Company in the Financing Documents as of the date such representations and warranties are made, and the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company in connection with the Financing Documents or any other written information, and the financial statements listed in Schedule 6.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

6.4.	Organization and Ownership of Shares of Subsidiaries.

(a)	Schedule 6.4 is (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, if such entity is a Joint Venture, Project Subsidiary, Project Subsidiary Holding Company or member of the BST Group and the percentage of shares of each class of its capital stock or similar equity interests outstanding, and any options, warrants or securities instruments convertible therefor owned by the Company, each other Subsidiary and any third-party holders.

(b)	All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 6.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary as indicated on Schedule 6.4 free and clear of any Lien (except as otherwise disclosed in Schedule 6.4).

(c)	Each Subsidiary identified in Schedule 6.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

6.5.	Financial Statements; Projections.

(a)	The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries (including financial statements of BST and its Subsidiaries) listed on Schedule 6.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries (including, with respect to the financial statements of BST, BST and its Subsidiaries) as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and, with respect to the financial statements of the Company and its Subsidiaries, have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments) and, with respect to the financial statements of BST and its Subsidiaries, have been prepared in accordance with BST Accounting Principles.

(b)	The Projections were prepared in good faith and based on assumptions believed by the Company to be fair and reasonable at the time prepared in light of current market conditions, it being acknowledged and agreed by the Purchasers that projections as to future events or results are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ materially from the projected results.

6.6.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of the Financing Documents to which it is a party will not:

(a)	contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, the corporate charter or by-laws (or other comparable organizational document), the Senior Credit Agreement, the BST Credit Agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected;

(b)	conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any arbitrator or Governmental Authority applicable to the Company or any Subsidiary; or

(c)	violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary;

except in each case referred to in clauses (a), (b) and (c) above, as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

6.7.	Governmental Authorizations, etc.

Except for (i) regular and routine filings with the Securities and Exchange Commission, and (ii) those obtained or made on or prior to the Closing Date, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or any other Financing Document. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock except to the extent such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and the offer, sale and issuance of the Notes hereunder do not require registration under the Securities Act or any applicable state securities laws.

6.8.	Litigation; Observance of Statutes and Orders.

(a)	Except as disclosed in Schedule 6.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected result in (i) equitable relief that could reasonably be expected to result in a Material Adverse Effect or (ii) monetary judgment(s), individually or in the aggregate, in excess of $2,400,000.

(b)	Neither the Company nor any Subsidiary is in violation of its corporate charter or by-laws (or other comparable organizational document), or in default under any agreement or instrument, to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No default has occurred and is continuing under the Senior Credit Agreement or BST Credit Agreement.

(c)	Schedule 6.8 sets forth each injunction, writ, temporary restraining order or other order of any nature that has been issued and is currently binding by any court or other Governmental Authority purporting to enjoin or restrain the Company or any of its Subsidiaries or applicable specifically to the facilities, operations or assets of the Company or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.9.	Taxes.

The Company and its Subsidiaries have timely filed all Tax returns, statements, forms and reports (the “Returns”) that are required to have been filed by or with respect to the income, properties or operations of the Company and/or its Subsidiaries in any jurisdiction. The Returns accurately reflect in all material respects all liability for Taxes of the Company and its Subsidiaries as a whole for the periods covered thereby. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Returns and all other Taxes and assessments required to be paid by them, except for any Taxes and assessments (a) the amount of which is not, individually or in the aggregate, in excess of $1,000,000 or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Since December 31, 2006, the Company and its Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business. Except as set forth on Schedule 6.9, there is no action, suit, proceeding, investigation, audit, or claim now pending, or, to the best knowledge of the Company or any of its Subsidiaries, threatened by any authority regarding any Taxes relating to Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of federal income Taxes of the Company or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

6.10.	Title to Property; Intellectual Property.

(a)	The Company and its Subsidiaries have good and sufficient title to their respective properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 6.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

(b)	Each of the Company and each of its Subsidiaries owns, or is licensed to use, all domestic and foreign patents, trademarks, permits, copyrights, licenses relating thereto necessary to conduct its business as currently conducted except for any such intellectual property the failure of which to own or license could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, (a) the conduct and operations of the businesses of the Company and each Subsidiary of the Company does not infringe, misappropriate, dilute, violate or otherwise impair any intellectual property owned by any other Person and (b) no other Person has contested any right, title or interest of the Company or any Subsidiary of the Company in, or relating to, any such intellectual property, other than that which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11.	Licenses, Permits, etc.

The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are material and necessary to conduct their respective businesses as currently conducted, without known conflict with the rights of others.

6.12.	Compliance with ERISA.

Each of the Company and each of its Subsidiaries has received from the Internal Revenue Service, with respect to each Plan and each trust thereunder maintained or contributed to by the Company or any Subsidiary, which is intended to qualify for tax exempt status under Section 401 or Section 501 of the Code or other applicable law, a determination letter stating that such Plan is a qualified plan under Section 401(a) of the Code and is exempt from United States federal income tax under Section 501(a) of the Code, and there has been no occurrence since the date of such determination letter which has adversely affected such qualification. Except where any consequent obligations or liabilities (contingent or otherwise) could not reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect, (x) each Plan is in compliance with applicable provisions of ERISA, the Code and other applicable law, (y) there are no existing or pending (or to the knowledge of the Company, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which the Company incurs or otherwise has or could have an obligation or any liability, and (z) no ERISA Event has occurred or is reasonably expected to occur. Schedule 6.12 sets forth a description of each Plan maintained by the Company or any of its ERISA Affiliates or Subsidiaries or to which the Company or any of its ERISA Affiliates or Subsidiaries has an obligation to contribute, or with respect to which the Company or any of its ERISA Affiliates or Subsidiaries has any other liability, which has any Unfunded Benefit Liabilities (as defined in Section 4001(a)(18) of ERISA). The Unfunded Benefit Liabilities associated with any such Plans could not reasonably be expected to result in a Material Adverse Effect.

6.13.	Use of Proceeds; Margin Regulations.

None of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) or a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).

6.14.	Existing Indebtedness.

Except as described therein, Schedule 6.14 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries (other than Indebtedness that does not, collectively, exceed $2,000,000), including the approximate principal amounts outstanding thereunder as of May 31, 2007, since which date there has been no material change in the amounts of the Indebtedness of the Company or its Subsidiaries (other than fluctuations in the amount of revolving Indebtedness occurring in the ordinary course of business). Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which, individually or in the aggregate, exceeds $7,500,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

6.15.	Foreign Assets Control Regulations, etc.

Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the (a) Trading with the Enemy Act, as amended, or (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended). Without limiting the foregoing, neither the Company nor any Subsidiary (a) is or will become a blocked Person described by section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (31 CFR Part 595 et seq.) or (b) to the knowledge of the Company, engages or will engage in any dealings or transactions, or is otherwise associated, with any such Person.

6.16.	Status under Certain Statutes.

Neither the Company nor any Subsidiary is (a) subject to regulation under the Investment Company Act of 1940, as amended, or the Federal Power Act, as amended, or (b) in violation of the USA Patriot Act.

6.17.	Labor Matters; Employment Agreements.

There are no strikes, work stoppages, slowdowns or lockouts existing (or, to the knowledge of the Company, threatened) against or involving any the Company or any Subsidiary of the Company. The Company and its Subsidiaries are in compliance with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law for the regulation of working conditions, wages and worker safety, except for any such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Part A of Schedule 6.17 (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any the Company or any of its Subsidiaries, (b) to the Company’s knowledge, no petition for certification or election of any such representative is existing or pending with respect to any employee of the Company or any of its Subsidiaries and (c) to the Company’s knowledge, no such representative has sought certification or recognition with respect to any employee of the Company or any of its Subsidiaries. Part B of Schedule 6.17 sets forth, as of the Closing Date, a true and complete list of all employment agreements between the Company and any of its “executive officers” (as such term is defined for purposes of disclosure pursuant to Item 402 of Regulation S-K pursuant to the Exchange Act).

6.18.	Solvency.

Both before and after giving effect to the issuance of the Notes and the payment and accrual of all transaction costs in connection with the foregoing, the Company is and shall be Solvent.

6.19.	Affiliate Transactions.

Except as disclosed on Schedule 6.19, neither the Company nor any of its Subsidiaries is a party to any transaction or series of transactions with any Affiliate of the Company or any of its Subsidiaries other than on terms reasonably expected to be obtainable by the Company or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

6.20.	No Material Adverse Change.

Nothing has occurred since December 31, 2006 which has had, or could reasonably be expected to have, a Material Adverse Effect.

6.21.	Environmental and Safety Matters.

Except to the extent the following circumstances, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)	The Company and its Subsidiaries are in compliance with all Environmental and Safety Requirements.

(b)	Without limiting the generality of the foregoing, the Company and each of its Subsidiaries have obtained, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their business.

(c)	Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance except in compliance with Environmental and Safety Requirements, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or could reasonably be expected to give rise to any liabilities of the Company or any of its Subsidiaries, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements.

(d)	To the Company’s knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its Subsidiaries will prevent continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(e)

Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements.

(f)	Neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements.

7.	REPRESENTATIONS AND COVENANTS OF THE PURCHASERS.

Each of the Purchasers, severally and not jointly, represents and warrants to the Company and covenants:

7.1.	Authorization.

Each Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

7.2.	Purchase for Own Account.

Each Purchaser confirms that the Notes purchased by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent for any other person, and not with a view to the resale or distribution of any part thereof within the meaning of the Securities Act, and that each Purchaser has no present intention of selling, granting any participation in, or otherwise distributing same. If not an individual, each Purchaser also represents that it has not been formed for the specific purpose of acquiring the Notes.

7.3.	Accredited Investor.

Each Purchaser is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, promulgated under the Securities Act and as presently in effect.

7.4.	Reliance by Company.

Each Purchaser understands that the Company will be relying on the representations made in this Section 7. Each Purchaser further acknowledges and agrees that the Company has made no representations or warranties other than as specifically set forth in this Agreement. Each Purchaser understands that the Notes are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Notes.

7.5.	Legends.

It is understood that the certificates evidencing any Note will bear legends substantially similar to the following:

(a)	“THE NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (3) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND IN EACH CASE SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, PLEDGE OR TRANSFER TO REQUIRE AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY.”

(b)	“THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 6, 2007 AMONG CANYON CAPITAL ADVISORS LLC, CLEAR LAKE CAPITAL GROUP, INTERNATIONAL TEXTILE GROUP, INC. (THE “COMPANY”) AND GENERAL ELECTRIC CAPITAL CORPORATION (“AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE COMPANY PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF DECEMBER 29, 2006 AMONG THE COMPANY, AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO, AS SUCH CREDIT AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT”

(c)	“THIS NOTE HAS “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. PLEASE CONTACT INTERNATIONAL TEXTILE GROUP, INC., ATTENTION: GARY L. SMITH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER TO OBTAIN INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND THE YIELD TO MATURITY.”

(d)	Any legend required by the laws of any other applicable jurisdiction.

7.6.	Withholding Taxes.

Upon the purchase of any Note, each Purchaser or any holder of any Note shall deliver to the Company two accurate and complete original signed copies of Internal Revenue Service Form W-9, Form W-8ECI or Form W-8BEN (or successor forms) certifying as to such Purchaser’s or holder’s complete exemption from United States withholding tax (a “Withholding Certificate”) with respect to payments to be made under any Note to the extent that, in the case of a holder of a Note other than a Purchaser, such holder is legally able to do so.

7.7.	ERISA.

Each Purchaser represents that:

(a)	it is not (a) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, or (b) a plan to which section 4975 of the Code applies (collectively, “Benefit Plans”) or (c) an entity whose underlying assets include “plan assets” as defined by ERISA by reason of the investment of one or more Benefit Plans in the entity (together with Benefit Plans, “Benefit Plan Investors”) or (d) a governmental plan (as defined in section 3(32) of ERISA) (“Governmental Plan”), (e) a church plan (as defined in section 3(33) of ERISA) that has not made an election under section 410(d) of the Code (“Church Plan”) or (f) a non-U.S. plan; or

(b)	it is a Benefit Plan Investor and the acquisition of the Notes will not be a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code; or

(c)	it is a Governmental Plan, Church Plan or non-U.S. plan that is not subject to (a) ERISA, (b) section 4975 of the Code or (c) any other federal, state, local or non-U.S. law that prohibits or imposes any excise or penalty tax on the purchase of the Notes.

7.8.	Non-Reliance by Purchasers.

Each Purchaser acknowledges and agrees that it is not relying, an shall not rely, on any present or future claim on the assets of the BST Group and hereby covenants and agrees that it shall not take any action that is inconsistent with such non-reliance. Notwithstanding anything to the contrary in the foregoing sentence, each Purchaser is relying on the value of the Stock of BST pledged pursuant to the Pledge Agreement, and its first priority perfected lien thereon, in determining to purchase the Notes.

8.	INFORMATION AS TO COMPANY.

8.1.	Financial and Business Information.

The Company shall deliver to each holder of Notes the financial information delivered to the lenders pursuant to the terms of the Senior Credit Agreement and the BST Credit Agreement (excluding any borrowing base certificates and information directly relating to delivery of borrowing base certificates, including, without limitation, collateral reports relating to inventory, receivables and equipment valuations), which financial information shall include, without limitation, delivery to each holder of Notes:

(a)	Monthly Statements — within 30 days after the end of each month (other than with respect to any month ending on the last day of a fiscal quarter), duplicate copies of,

(i)	a consolidated balance sheet of the Company and its Subsidiaries (including BST and its Subsidiaries) as at the end of such month,

(ii)	consolidated statements of income and cash flows of the Company and its Subsidiaries (including BST and its Subsidiaries), for such month and for the portion of the fiscal year ending with such month, and

(iii)	a consolidated balance sheet and a profits and loss statement of BST and its Subsidiaries as at the end of such month,

prepared (x) in the case of clauses (i) and (ii), in accordance with GAAP applicable to monthly financial statements generally, and (y) in the case of clause (iii) in accordance with BST Accounting Principles, and, in each case, certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnote disclosures;

(b)	Quarterly Statements — within 60 days (or such shorter period as may be agreed to in either the Senior Credit Agreement or BST Credit Agreement (after giving effect to any amendments, waivers, extensions or modifications of the applicable provisions thereof), as the case may be (or, in the case of clauses (i) and (ii) below, within 10 days after such earlier date as the Company’s quarterly report is required to be filed with the SEC under the Exchange Act (after giving effect to any applicable extensions permitted under the rules and regulations of the SEC), with written notice of such earlier filing to be delivered to each holder of Notes simultaneously with such filing) after the end of each quarterly fiscal period in each fiscal year of the Company and BST, as applicable (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)	a consolidated balance sheet of the Company and its Subsidiaries (including BST and its Subsidiaries) as at the end of such quarter,

(ii)	consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries (including BST and its Subsidiaries), for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, together with, to the extent and only to the extent delivered to the lenders under the Senior Credit Agreement, a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations, and

(iii)	a consolidated balance sheet of BST and its Subsidiaries (including BST and its Subsidiaries), a profit and loss account and cashflow statement, in each case as at the end of such quarter, together with, to the extent and only to the extent delivered to the lenders under the BST Credit Agreement, a written statement of BST’s management setting forth a discussion of BST’s financial condition, changes in financial condition and results of operations, prepared (x) in the case of clauses (i) and (ii), in accordance with GAAP applicable to quarterly financial statements generally, and (y) in the case of clause (iii), in accordance with BST Accounting Principles, and, in each case, certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnote disclosures, provided that with respect to clauses (i) and (ii) above, delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 8.1(b);

(c)	Annual Statements — within 120 days (or such shorter period as may be agreed to in either the Senior Credit Agreement or BST Credit Agreement (after giving effect to any amendments, waivers, extensions or modifications of the applicable provisions thereof), as the case may be (or, in the case of clauses (i) and (ii) below, within 10 days after such earlier date as the Company’s annual report is required to be filed with the SEC under the Exchange Act (after giving effect to any applicable extensions permitted under the rules and regulations of the SEC), with written notice of such earlier filing to be delivered to each holder of Notes simultaneously with such filing) after the end of each fiscal year of the Company and BST, as applicable, duplicate copies of,

(i)	a consolidated balance sheet of the Company and its Subsidiaries (including BST and its Subsidiaries), as at the end of such year,

(ii)	consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries (including BST and its Subsidiaries), for such year, and

(iii)	a consolidated balance sheet of BST and its Subsidiaries (including BST and its Subsidiaries), a profit and loss account and cashflow statement, in each case as at the end of such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP (in the case of clauses (i) and (ii)) or BST Accounting Principles (in the case of clause (iii)), and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP (in the case of clauses (i) and (ii)), or BST Accounting Principles (in the case of clause (iii)) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that, with respect to clauses (i) and (ii), the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 8.1(c);

(d)	Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)

Board Minutes — within a reasonable time following each meeting of the full board of directors of the Company occurring prior to the occurrence of a public offering of equity securities of the Company with a listing on a nationally recognized stock exchange, copies of the minutes of the board of directors in respect of such meeting, subject to the compliance by the Purchasers with customary confidentiality procedures, (provided, however, that such board minutes may be redacted, if, upon advice of counsel, the Company determines that such Purchaser has a conflict of interest with the Company pertaining to a particular portion of such board minutes, or that the dissemination of the board minutes to such Purchaser could remove any privilege of confidentiality from otherwise attorney-client privileged statements or information; provided further, that such

18

board minutes may be distributed to the Purchasers prior to approval of the board and, therefore, such board minutes may be subject to further change);

(f)	Accountant Letters — promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s and its Subsidiaries’ operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(g)	Notice of Adverse Effects — promptly, and in any event within five Business Days, of a Responsible Officer becoming aware of (i) any material default by the Company or its Subsidiaries, or (if known by the Company) by any other party, under any other material agreement to which either of the Companies or any of their respective Subsidiaries is a party, if such default thereunder is reasonably likely to have a Material Adverse Effect, (ii) any investigation, notice, proceeding or adverse determination from any governmental or regulatory authority or agency that is reasonably likely to have a Material Adverse Effect, (iii) any condition or event that has resulted in or is reasonably likely to result in any material liability under any Environmental and Safety Requirements or (iv) any other event or circumstance affecting the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect; and in each case, accompanied by an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto; and

(h)	Stockholder Information — within ten (10) days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders generally and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the businesses of the Company or its Subsidiaries.

8.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 8.1(b) or Section 8.1(c) shall be accompanied by a certificate of a Senior Financial Officer (i) setting forth a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto and (ii) stating whether any change in Accounting Principles or in the application thereof has occurred since the date of the audited financial statements for the prior fiscal year which has had a material effect and, if any such change has occurred, describing the general effect of such change on the financial statements accompanying such certificate (but without any requirement for the delivery of pro forma financial statements reflecting such effects).

8.3.	Inspection.

The Company shall permit the representatives of each holder of Notes:

(a)	No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company not more than once per calendar year, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and to examine their respective books of account, records and reports; and

(b)	Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.4.	Project Subsidiary Business Plans.

If, in connection with the incurrence of any Indebtedness by a Project Subsidiary, a business plan or similar report is prepared by or on behalf of the Company for purposes presenting such business plan or report to the Company’s board of directors, then the Company shall provide a copy of such business plan or report to the Purchasers promptly following any such presentation to the Company’s board of directors.

9.	REPAYMENT OF THE NOTES.

9.1.	Payment of Notes at Maturity.

The entire outstanding principal amount of, and the interest then accrued and unpaid on, the Notes shall be due and payable on June 6, 2011.

9.2.	Optional Prepayments.

Except as otherwise noted below, the Company may prepay the outstanding principal of (together with accrued interest on) the Notes in full, or from time to time, in part, on any date (except as otherwise noted below) at the prepayment amounts (expressed as percentages of the outstanding principal amount (excluding the portion thereof representing PIK Interest) of each Note) set forth below plus accrued and unpaid interest thereon (which interest, if any, shall be paid in cash to the applicable date of prepayment as indicated below):

If prepaid during the period from:	Percentage
The Closing Date and on or before June 6, 2008	105.00%
After June 6, 2008 and on or before June 6, 2009	102.00%
After June 6, 2009	100.00%

The Company will give each holder of Notes written notice of each optional prepayment under this Section 9.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment, which notice may be conditioned upon the occurrence of certain events as set forth therein, provided that the Company shall notify the holders of the Notes promptly of the failure of any condition. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid, and the accrued interest to be paid on the prepayment date with respect to such principal amount being prepaid. Any partial prepayment of the outstanding principal amount of the Notes shall be applied ratably to (x) the outstanding principal amount (excluding the portion thereof representing PIK Interest) and (y) the outstanding principal amount representing PIK Interest.

Notwithstanding the foregoing, (i) the Company may not prepay the Notes, in whole or in part, at any time on or before June 6, 2008 unless the Qualified Issuance shall have occurred on or before the date of such prepayment and (ii) any prepayment of PIK Interest (whether or not such PIK Interest is represented by a PIK Note) shall be paid at par.

9.3.	Mandatory Prepayments Upon Change in Control.

(a)	In connection with the consummation of any Change of Control, the Company shall:

(i) at least 30 days prior to the consummation of such Change of Control, it shall give to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 9.3(c), accompanied by the certificate described in Section 9.3(g), and

(ii) contemporaneously with such consummation, prepay all Notes required to be prepaid in accordance with this Section 9.3.

(b)

The offer to prepay Notes contemplated by Section 9.3(a) shall be an offer to prepay, in accordance with and subject to this Section 9.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder”

in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer as the anticipated date of the Change of Control (the “Proposed Prepayment Date”).

(c)	A holder of Notes may accept the offer to prepay made pursuant to this Section 9.3 by causing a notice of such acceptance to be delivered to the Company at least five Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 9.3 shall be deemed to constitute an acceptance of such offer by such holder.

(d)	Prepayment of the Notes to be prepaid pursuant to this Section 9.3 shall be at (i) 105% of the principal amount of such Notes (excluding the portion thereof representing PIK Interest), and 100% of the portion of the principal amount of such Notes representing PIK Interest, together with interest on such Notes accrued to the date of prepayment, if the date of prepayment is before June 6, 2008 or (ii) 101% of the principal amount of such Notes (excluding the portion thereof representing PIK Interest), and 100% of the portion of the principal amount of such Notes representing PIK Interest, together with interest on such Notes accrued to the date of prepayment, if the date of prepayment is on or after June 6, 2008. The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 9.3(e).

(e)	The obligation of the Company to prepay Notes pursuant to the offers accepted in accordance with Section 9.3(c) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of:

(i) any such deferral of the date of prepayment;

(ii) the date on which such Change in Control and the prepayment are expected to occur; and

(iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 9.3 in respect of such Change in Control shall be deemed rescinded).

(f)	Each offer to prepay the Notes pursuant to this Section 9.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:

(i) the Proposed Prepayment Date;

(ii) that such offer is made pursuant to this Section 9.3;

(iii) the principal amount of each Note offered to be prepaid;

(iv) the last date upon which the offer can be accepted or rejected, and setting forth the consequences of failing to provide an acceptance or rejection, as provided in Section 9.3(c);

(v) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date;

(vi) that the conditions of this Section 9.3 have been fulfilled; and

(vii) in reasonable detail, the nature and timing of the Change in Control.

9.4.	Mandatory Prepayment Upon Qualified Issuance.

The Company will, upon the occurrence of the Qualified Issuance, following not less than three (3) Business Days’ notice to the Purchasers, pay (i) one-half of the outstanding amount of the PIK Interest as of the date of consummation of the Qualified Issuance at par plus all accrued but unpaid interest on such PIK Interest prepaid and (ii) one-half of the accrued but unpaid interest in respect of the outstanding principal amount of the Initial Notes accruing since the most recent Interest Payment Date.

9.5.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All prepayments shall be applied first to accrued but unpaid interest and thereafter to principal and the additional payment amounts provided for under this Section 9.

9.6.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 9, the principal amount of each Note to be prepaid and the additional payment amounts provided for under this Section 9 shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

10.	AFFIRMATIVE COVENANTS.

Until the payment of all principal of and interest on the Notes, the Company will at all times perform and comply with all covenants in this Section 10:

10.1.	Compliance with Law.

The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

10.2.	Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) so that such insurance, taken as a whole, shall be customary for entities of established reputations engaged in the same or a similar business and similarly situated.

10.3.	Maintenance of Properties.

The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 10.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.

10.4.	Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments, governmental charges, or levies imposed upon them or upon their income or profits, or upon any properties belonging to them, in each case on a timely basis and all claims for which, if unpaid, might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or (b) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

10.5.	Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 11.2 and 11.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless otherwise permitted hereunder) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

10.6.	Compliance with Obligations.

The Company will, and will cause each of its Subsidiaries to, comply with all other obligations which it incurs pursuant to any contract or agreement (other than with respect to the Senior Credit Agreement and BST Credit Agreement), whether oral or written, express or implied, as such obligations become due except where the failure to comply would not be reasonably likely to have a Material Adverse Effect, unless and to the extent that the same are being contested in good faith, diligently and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its or its Subsidiaries’, as applicable, books with respect thereto.

10.7.	Corporate Separateness.

The Company will, and will cause each of its Subsidiaries to, comply with Section 4.15 of the Senior Credit Agreement and Clause 27.34 of the BST Credit Agreement, each as in effect on the date hereof (regardless of any amendment, modification, refinancing or termination of either of the Senior Credit Agreement or the BST Credit Agreement).

11.	NEGATIVE COVENANTS.

Until the payment in full of all principal of and interest on the Notes, the Company will at all times perform and comply with all covenants in this Section 11:

11.1.	Transactions with Affiliates.

Except for the transactions described on Schedule 6.19, the Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than (i) any transaction between any members of the ITG Group, (ii) any transaction between members of the BST Group and (iii) any Asset Disposition or Investment between a member of the ITG Group and any Project Subsidiary to the extent permitted by Sections 11.6 and 11.7, respectively), except in the Ordinary Course of Business pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

11.2.	Merger, Consolidation, etc.

(a)	The Company shall not, and shall not permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Subsidiary of the Company may merge with, or dissolve or liquidate into, the Company or another Subsidiary of the Company; provided, that, if the Company is a constituent entity in such merger, dissolution or liquidation, the Company shall be the continuing or surviving entity; (b) any merger or consolidation that constitutes a Permitted Acquisition; and (c) any Subsidiary of the Company may be converted (including by way of merger) from a corporation to a limited liability company or from a limited liability company to a corporation.

(b)	Notwithstanding clause (a) above, the Company shall not permit BST or any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Subsidiary of BST may merge with, or dissolve or liquidate into, BST or another Subsidiary of BST; provided, that, if BST is a constituent entity in such merger, dissolution or liquidation, BST shall be the continuing or surviving entity; (b) any merger or consolidation that constitutes a BST Permitted Acquisition; and (c) any Subsidiary of BST may be converted (including by way of merger) from a corporation to a limited liability company or from a limited liability company to a corporation.

11.3.	Indebtedness.

(a)	The Company will not, and will not permit any Subsidiary (other than any Project Subsidiary or any member of the BST Group) to, directly or indirectly, create, incur, assume, guarantee, or otherwise be or become directly or indirectly liable with respect to, any Indebtedness, except:

(i)	the Notes;

(ii)	subject to compliance with Section 10.7 and Section 11.7 (and without any implication to the contrary as to the independent operation of each covenant), Indebtedness owing to the Company or a Subsidiary of the Company;

(iii)

Indebtedness incurred pursuant to the Senior Credit Agreement; provided, that after giving effect to the incurrence of such Indebtedness, the aggregate principal amount of Indebtedness incurred under the Senior Credit Agreement together with the aggregate principal amount of Indebtedness incurred pursuant to clause (xi) of this Section 11.3 shall not exceed the sum of (x) $215,000,000 plus (y) interest, fees and expenses that are capitalized, at any time;

(iv)	Indebtedness outstanding on the date hereof and disclosed in Schedule 6.14 (other than Indebtedness evidenced by the Senior Credit Agreement), and any renewals, extensions, and refundings thereof so long as (i) no Default or Event of Default shall exist, and (ii) there is no increase in the aggregate principal amount thereof outstanding, in each case on the date of any such renewal, extension or refunding;

(v)	Indebtedness consisting of Contingent Obligations and permitted pursuant to Section 11.4;

(vi)	Indebtedness (including Capital Leases) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including any Indebtedness assumed in connection with the acquisition of any such property or secured by a Lien on such property before the acquisition thereof; provided, that (i) such Indebtedness is incurred before or within 120 days after such acquisition or the completion of such construction or improvement, (ii) any such Indebtedness shall be secured only by the assets acquired, constructed or improved in connection with the incurrence of such Indebtedness and (iii) with respect to Indebtedness incurred to finance the acquisition of any fixed or capital assets, such Indebtedness shall not exceed 100% of the cost of such Property, and, in each case, any refinancing of any of the foregoing Indebtedness; provided further, that in the case of each of the foregoing, the aggregate outstanding principal amount of all such Indebtedness shall not exceed at any time $15,000,000;

(vii)	Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(viii)	Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(ix)	Indebtedness of any Person that becomes a Subsidiary (other than a Subsidiary of BST) after the date hereof pursuant to a Permitted Acquisition (provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary), or any such Indebtedness assumed by the Company or any Subsidiary (other than BST or any of its Subsidiaries);

(x)	WLR Subordinated Indebtedness;

(xi)	Indebtedness under Factoring Agreements in an aggregate amount not to exceed $50,000,000; provided, that after giving effect to the incurrence of such Indebtedness, the aggregate principal amount of Indebtedness incurred under such Factoring Agreements together with the aggregate principal amount of Indebtedness incurred pursuant to clause (a)(iii) of this Section 11.3 shall not exceed the sum of (x) $215,000,000 plus (y) interest, fees and expenses that are capitalized, at any time;

(xii)	Indebtedness incurred pursuant to the Mexican Facility in an aggregate principal amount not to exceed $20,000,000 at any time; and

(xiii)	additional Indebtedness so long as on the date the Company or such Subsidiary becomes liable with respect to any such Indebtedness and immediately after giving effect thereto and the concurrent retirement of any other Indebtedness, the Leverage Ratio does not exceed 4.00:1.00.

(b)	The Company will not permit any Project Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise be or become directly or indirectly liable with respect to, any Indebtedness of the type described in clause (a) of the definition of “Indebtedness”, except:

(i)	Indebtedness of the Project Subsidiaries organized under the laws of China in an aggregate principal amount not to exceed the sum of $25,000,000 plus any additional Indebtedness permitted pursuant to clause (v) below; provided that such Indebtedness is non-recourse to the Company and is non-recourse to each of the Company’s other Subsidiaries (other than to a Project Subsidiary Holding Company that owns, directly or indirectly, the Stock of such Project Subsidiaries);

(ii)	Indebtedness of the Project Subsidiaries organized under the laws of Nicaragua in an aggregate principal amount not to exceed $35,000,000 plus any additional Indebtedness permitted pursuant to clause (v) below; provided that such Indebtedness is non-recourse to the Company and is non-recourse to each of the Company’s other Subsidiaries (other than to a Project Subsidiary Holding Company that owns, directly or indirectly, the Stock of such Project Subsidiaries);

(iii)	Indebtedness of the Project Subsidiaries organized under the laws of Romania in an aggregate principal amount not to exceed $7,000,000 plus any additional Indebtedness permitted pursuant to clause (v) below; provided that such Indebtedness is non-recourse to the Company and is non-recourse to each of the Company’s other Subsidiaries (other than to a Project Subsidiary Holding Company that owns, directly or indirectly, the Stock of such Project Subsidiaries);

(iv)	Indebtedness of the Project Subsidiaries organized under the laws of Vietnam in an aggregate principal amount not to exceed $40,000,000 plus any additional Indebtedness permitted pursuant to clause (v) below; provided that such Indebtedness is non-recourse to the Company and is non-recourse to each of the Company’s other Subsidiaries (other than to a Project Subsidiary Holding Company that owns, directly or indirectly, the Stock of such Project Subsidiaries); and

(v)	Notwithstanding the foregoing, Project Subsidiaries may create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to Indebtedness not otherwise permitted under clauses (i) through (iv) above in an aggregate principal amount for all Project Subsidiaries not to exceed $43,000,000; provided that such Indebtedness is non-recourse to the Company and is non-recourse to each of the Company’s other Subsidiaries (other than to a Project Subsidiary Holding Company that owns, directly or indirectly, the Stock of such Project Subsidiaries).

(c)	The Company will not permit any member of the BST Group to, directly or indirectly, create, incur, assume, guarantee, or otherwise be or become directly or indirectly liable with respect to, any Indebtedness, if, immediately after giving effect thereto, the BST Debt Cover is greater than 4.75:1.00.

11.4.	Contingent Obligations.

The Company will not, and will not permit any Subsidiary (other than any member of the BST Group) to, directly or indirectly, create, incur, assume, guarantee, or otherwise be or become directly or indirectly liable with respect to, any Contingent Obligations, except:

(a)	endorsements for collection or deposit in the ordinary course of business;

(b)	commodities hedging agreements and Swaps entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

(c)	Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 11.4, including extensions, replacements and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

(d)	Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e)	Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the agent under the Senior Credit Agreement title insurance policies;

(f)	Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted pursuant to Section 11.6;

(g)	Contingent Obligations arising under letters of credit;

(h)	subject to compliance with Section 10.7 and Section 11.7 (and without any implication to the contrary as to the independent operation of each covenant), Contingent Obligations arising under guarantees made in the ordinary course of business of obligations of the Company or any of its Subsidiaries (including BST and its Subsidiaries), which obligations are otherwise permitted hereunder;

(i)	Contingent Obligations arising under a secured guaranty by the Company or any of its Subsidiaries of the Indebtedness under the Mexican Facility;

(j)	Contingent Obligations constituting Indebtedness otherwise permitted under Section 11.3(a)(iii), (iv), (vii), (ix), (xi), (xii) and (xiii);

(k)	Contingent Obligations of any Project Subsidiary or any Project Subsidiary Holding Company arising under guaranties of Indebtedness otherwise permitted under Section 11.3(b);

(l)	Contingent Obligations constituting funding obligations of the Company in connection with the development of a denim plant by Cone Denim de Nicaragua, S.A. to the extent such funding obligations are not satisfied by the third party lender financing such project;

(m)	Contingent Obligations arising in connection with any right of first refusal or first offer, put or call right, redemption right, or option or similar right in respect of any Stock or Stock Equivalent owned by the Company or any Subsidiary with respect to any Joint Venture or other investment, in favor of any co-venturer or other holder of Stock of Stock Equivalent of such Investment;

(n)	subject to compliance with Section 10.7 and Section 11.7, unsecured guaranties by the Company or any Subsidiary of a Subsidiary’s (including BST and its Subsidiaries) obligations under extended term cotton purchase agreements; and

(o)	other Contingent Obligations not exceeding $3,000,000 in the aggregate at any time outstanding.

In addition to the foregoing, the Company will not permit any member of the BST Group to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Contingent Obligations arising from guarantees of obligations of the Company or any Subsidiary of the Company that is not a Member of the BST Group.

11.5.	Liens.

The Company will not, and will not permit any of its Subsidiaries (other than BST and its Subsidiaries) to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, except:

(a)	any Lien existing on the property of the Company or a Subsidiary of the Company on the Closing Date and set forth on Schedule 11.5, and in the case of any such Liens securing Indebtedness outstanding on such date which Indebtedness is permitted by subsection 11.3(a)(iv), in each case, including replacement Liens on the property currently subject to such Liens securing Indebtedness permitted by Section 11.3(a)(iv);

(b)	Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, indemnity, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(c)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(d)	judgment or judicial attachment Liens, provided that either the enforcement of any such Lien is effectively stayed or all such Liens that are not stayed secure claims in the aggregate at any time outstanding for the Company and its Subsidiaries not exceeding the limit set forth in Section 12(h);

(e)	licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not materially interfering with the business of the Company or any of its Subsidiaries;

(f)	Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 10.4;

(g)	Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(h)	Liens securing Indebtedness under this Agreement and the Senior Credit Agreement;

(i)	Liens securing Indebtedness (including Indebtedness under Capital Leases) permitted under Sections 11.3(a)(vi), (vii), (ix), (xi) and (xii), Section 11.3(b) and Section 11.4(b);

(j)	any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k)	Liens in favor of collecting banks arising under any uniform commercial code;

(l)	Liens arising out of consignment, bailment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

(m)	Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(n)	Liens on commodity hedging accounts and amounts held therein to secure performance under cotton futures contracts in connection with transactions or positions in a contract for future delivery of cotton entered into in the ordinary course of business; provided that reserves in accordance with GAAP have been provided on the books of the Person who incurred such Liens;

(o)	Liens on any property of the Company or any Subsidiary as a result of the violation, or alleged violation, of any Environmental and Safety Requirements provided such Liens do not in the aggregate exceed $5,000,000 at any time;

(p)	Liens on proceeds (including dividends, distributions, interest and like payments on or with respect to, and insurance and condemnation proceeds and rental, lease, licensing and similar proceeds) of property that is otherwise subject to Liens permitted by this Section 11.5;

(q)	Liens securing payment of the Indebtedness under the Mexican Facility; and

(r)	other Liens securing Indebtedness in an aggregate amount not to exceed $1,800,000 at any time outstanding.

11.6.	Asset Sales.

The Company will not, and will not permit any Subsidiary to, make any Asset Disposition, except (i) the Asset Dispositions described on Schedule 11.6 hereof, (ii) additional Asset Dispositions of the Company and its Subsidiaries (other than BST and its Subsidiaries) in an aggregate amount (excluding the amount of any Asset Dispositions described on Schedule 11.6) based on Fair Market Value not to exceed: (a) with respect to the period from the Closing Date through December 31, 2007, $6,420,000, or (b) during any fiscal year thereafter, $11,000,000, and with respect to which, subject to the mandatory prepayment provisions set forth in Section 9.3, the Company or such Subsidiary intends to apply the Net Proceeds Amount arising from any such Transfer under clauses (a) or (b) hereof to a Debt Prepayment Application or to reinvestments in the Company or such Subsidiary (in the form of capital expenditures or otherwise) within 365 days after such Transfer, and the Company or such Subsidiary applies such Net Proceeds Amount within such period and (iii) Asset Dispositions of BST and its Subsidiaries in an aggregate amount based on Fair Market Value not to exceed €4,000,000 per fiscal year of BST.

Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, make any Asset Disposition to any Project Subsidiary (other than any Asset Disposition consisting of an equity Investment in, or loan constituting WLR Subordinated Indebtedness to, any such Project Subsidiary, by (i) WLR or any WLR Affiliate or (ii) the Company with the proceeds of an equity Investment in, or loan constituting WLR Subordinated Indebtedness to, the Company by WLR or any WLR Affiliate) if, on the date of such proposed Transfer, a default then exists in respect of any Indebtedness owing by such Project Subsidiary.

Notwithstanding anything to the contrary herein, the Company will not make any Asset Disposition or Transfer of any Pledged Collateral (as defined in the Pledge Agreement).

11.7.	Loans and Investments.

The Company will not, and will not permit any Subsidiary to, (i) purchase or acquire, or make any commitment to purchase or acquire any obligations or other securities of, or any equity or debt interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, including without limitation, by way of merger or consolidation or (iii) make or commit to make or provide any advance, loan, extension of credit, letters of credit to secure the obligations of, incur any Contingent Obligation with respect to, or capital contribution to or any other investment in, any Person (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)	Investments by the Company or any of its Subsidiaries (other than BST and its Subsidiaries) in any Subsidiary; and Investments by any member of the BST Group in any other member of the BST Group;

(b)	loans and advances to employees in the ordinary course of business;

(c)	Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 11.6;

(d)	Investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)	Investments existing as of the Closing Date and set forth on Schedule 11.7 and any renewal or replacement thereof;

(f)	Permitted Acquisitions and BST Permitted Acquisitions;

(g)	Investments (i) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries, (ii) in the form of extensions of trade credit in the ordinary course of business and (iii) in the form of prepaid expenses and deposits to other Persons in the ordinary course of business;

(h)	Contingent Obligations permitted pursuant to Section 11.4;

(i)	(i) the endorsement of negotiable instruments held for collection in the ordinary course of business or (ii) the making of lease, utility and other similar deposits or prepayments, or deposits or prepayments to suppliers, in each case in the ordinary course of business;

(j)	to the extent constituting Investments, commodities hedging agreements and Swaps permitted pursuant to Section 11.4;

(k)	mergers and consolidations in compliance with Section 11.2;

(l)	Investments in the BST Group;

(m)	Investments pursuant to the Mexican Sale Agreement and German Factoring Agreement; and

(n)	other Investments not otherwise permitted under this Section 11.7 in an aggregate amount not to exceed $30,000,000 at any time; provided, that any Acquisitions by the Company or any of its Subsidiaries made in reliance upon this clause (n) shall be made with the proceeds of an equity Investment in, or loan constituting WLR Subordinated Indebtedness to, the Company (or, indirectly through the Company, to such Subsidiary) by WLR or any WLR Affiliate.

11.8.	Restricted Payments.

The Company will not, and will not permit any Subsidiary to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalents, (ii) pay any management or similar fees (excluding reimbursement of expenses) to WLR or any WLR Affiliate, (iii) make any cash payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Indebtedness subordinated in right of payment to the Notes or (iv) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalents now or hereafter outstanding (the items described in clauses (i) through (iv) above are referred to as “Restricted Payments”); except that any Subsidiary of the Company (other than BST or any of its Subsidiaries) may declare and pay dividends to the Company or any other Subsidiary of the Company, and except that:

(a)	the Company may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(b)	the Company may pay management fees to WLR from time to time not to exceed (i) $3,000,000 per annum at all times prior to the occurrence of a Qualified Issuance or (ii) $4,000,000 per annum at all times on or after the occurrence of a Qualified Issuance; provided, however, that the fees described in this clause (b) shall not be paid during any period while a Default or Event of Default has occurred and is continuing or would arise as a result of such payment; provided further, that any fees not paid due to the existence of a Default or Event of Default shall be deferred and may by paid when no Default or Event of Default exists;

(c)	(i) BST and its Subsidiaries may declare and make dividend payments or other distributions to any member of the BST Group and (ii) upon and after the occurrence of the Qualified Issuance, BST may declare and make dividend payments or other distributions to the Company so long as, immediately after giving effect to any such dividend or other distribution, the BST Adjusted Debt Cover is less than or equal to 3.75:1.00; and

(d)

other Restricted Payments by the Company of the type described in clause (iv) above not otherwise permitted hereunder, provided that, (i) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments occurring in the period commencing with the first day of the Current Four Fiscal Quarter Period and ending with and including the date of such Restricted Payment would not exceed $2,000,000, (ii) such Restricted Payment is made to a current or former employee of the Company or any of its Subsidiaries, (iii) such Restricted Payment is approved, consented to or otherwise ratified by the Company’s Board of Directors and the Compensation Committee of the Board of

Directors and (iv) both before and after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing.

11.9.	Line of Business.

The Company will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement. For purposes of clarification, the Company and its Subsidiaries may engage in all lines of business reasonably related to the textile business.

12.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)	the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)	the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)	(i) the Company defaults in the performance of or compliance with any covenant or agreement contained in Section 11, (ii) the Company defaults in the performance of or compliance with any covenant or agreement contained in Section 8 and such default continues for a period of five days or (iii) the Company defaults in the performance of or compliance with any other covenant or agreement contained in any Financing Document which default continues for a period of 30 days after the Company becomes aware of such default or receives written notice specifying the default (and demanding that such default be remedied) from the Required Holders; or

(d)	any representation or warranty made in writing by or on behalf of the Company in any Financing Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect (i) with respect to those representations and warranties containing qualifications as to materiality, in any respects on the date as of which made or (ii) with respect to those representations and warranties not qualified as to materiality, in any material respect on the date as of which made; or

(e)

(i) the Company or any Subsidiary is in default in the performance of or compliance with any term of the Senior Credit Agreement, and as a consequence of such default such Indebtedness evidenced by the Senior

Credit Agreement has become, or has been declared by the lenders thereunder due and payable before its stated maturity, (ii) any member of the BST Group is in default in the performance of or compliance with any term of the BST Credit Agreement, and as a consequence of such default such Indebtedness evidenced by the BST Credit Agreement has become, or has been declared by the lenders thereunder due and payable before its stated maturity or (iii) any Project Subsidiary is in default in the performance of or compliance with any term of any Indebtedness, and as a consequence of such default (x) such Indebtedness has become, or has been declared by the lenders thereunder due and payable before its stated maturity and (y) the amount of such Indebtedness which has become, or has been declared by the lenders thereunder due and payable before its stated maturity, exceeds $7,500,000 after giving effect to the application thereto of any proceeds of any applicable insurance (including, without limitation, political risk insurance); or

(f)	the Company or any Significant Subsidiary

(i)	is generally not paying, or admits in writing its inability to pay, its debts as they become due,

(ii)	files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,

(iii)	makes an assignment for the benefit of its creditors,

(iv)	applies for or consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or

(v)	is adjudicated as insolvent or to be liquidated.

(g)	a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(h)	a final judgment or judgments for the payment of money aggregating in excess of $7,500,000 are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay;

(i)	The Company or an ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of the Company or a Subsidiary of the Company with respect to any Plan, Title IV Plan or Multiemployer Plan, and the imposition of such Lien would be reasonably likely to have a Material Adverse Effect or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect; or

(j)	As of the end of any fiscal quarter of BST, commencing with the fiscal quarter ending June 30, 2007, BST EBITDA for the four fiscal quarter period then ending shall be less than €25,000,000. For the avoidance of doubt, BST EBITDA (and the components thereof) shall be determined in a manner consistent with the calculation of BST EBITDA under the BST Credit Agreement as in effect on the Closing Date; or

(k)	As of the last day of any fiscal quarter ending on or after December 31, 2008, (i) the Leverage Ratio is greater than 5.00:1.00 and (ii) BST EBITDA for the four fiscal quarter period then ending is less than €35,000,000.

13.	REMEDIES ON DEFAULT, ETC.

13.1.	Acceleration.

(a)	If an Event of Default with respect to the Company described in paragraph (f) or (g) of Section 12 (other than an Event of Default described in clause (i) of paragraph (f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)	If any other Event of Default has occurred and is continuing, any holder or holders of a majority in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)	If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for).

13.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

13.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 13.1, the holders of not less than 75% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, and all principal on any Notes that is due and payable and is unpaid other than by reason of such declaration, and all interest on such overdue principal, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable out-of-pocket costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys’ fees, out-of-pocket expenses and disbursements.

13.5.	Notice of Acceleration or Rescission.

Whenever any Note shall be declared immediately due and payable pursuant to Section 13.1 or any such declaration shall be rescinded or annulled pursuant to Section 13.3, the Company shall forthwith give written notice thereof to the holders of each Note at the time outstanding.

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1.	General Provisions.

The Company will keep at its office a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof made in accordance with Section 21.1 and the name and address of each transferee of one or more Notes shall be registered in such register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. The Notes may be transferred and assigned by any holder of Notes pursuant to Section 21.1. In the event any holder of Notes assigns or otherwise transfers one or more Notes to an Eligible Assignee in accordance with the provisions hereof, any notices, reports or other information required to be provided to the holders of Notes by the Company pursuant to this Agreement, including, without limitation, Section 8 hereof, shall be given to such Eligible Assignee.

14.2.	Transfer and Exchange.

Upon surrender of a Note for transfer or for exchange to the Company at its principal office, the Company, at its expense, will, subject to the conditions set forth herein, execute and deliver in exchange therefore a new Note or Notes, as the case may be, as requested by the holder of Notes or transferee, which aggregates the unpaid principal amount of such Note, issued as such holder of Notes or transferee may request, dated so that there will be no gain or loss of interest on such surrendered Note and otherwise of like tenor. The issuance of new Notes shall be made without charge to the holder of Notes of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance.

14.3.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a)	in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)	in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver within five Business Days, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.4.	Legend Removal.

If any Notes become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Notes, remove the legend with respect to the Securities Act set forth in Section 7.3 hereof from such Notes.

15.	PAYMENTS ON NOTES.

15.1.	Place of Payment.

The Company will pay or cause to be paid all amounts payable in cash with respect to any Note by the method and at the address specified for such purpose opposite such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.

16.	EXPENSES, ETC.

16.1.	Transaction Expenses.

The Company shall pay, and hold each Purchaser and (only as set forth below) all holders of Notes harmless against liability for the payment of, and reimburse on demand as and when incurred from and against, (i) all reasonable out-of-pocket costs and expenses incurred by each Purchaser in connection with its due diligence review of the Company and its Subsidiaries, the preparation, negotiation and execution of this Agreement, the Notes and the agreements contemplated hereby and thereby, and the consummation of all of the transactions contemplated hereby and thereby (including all reasonable fees and expenses of legal counsel, environmental consultants and accountants), which costs and expenses shall be payable at the Closing; provided that the Purchasers shall retain no more than one counsel to represent the Purchasers in connection with the transactions contemplated to be consummated on the Closing date, and the Company shall be obligated to pay not more than $200,000 with respect to fees and expenses incurred by the Purchasers, as a whole, in connection with the transactions contemplated to be consummated on the Closing Date, (ii) all reasonable out-of-pocket fees and expenses incurred by each Purchaser with respect to any amendments or waivers (whether or not the same become effective) under or in respect of each of the Financing Documents and the other agreements and instruments contemplated hereby and thereby (including all expenses incurred in connection with any proposed merger, sale or recapitalization of the Company), (iii) all recording and filing fees, stamp and other taxes which may be payable by each Purchaser or any holders of Notes in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any Notes, and (iv) the reasonable out-of-pocket fees and expenses incurred by each Purchaser or any holders of Notes with respect to the enforcement of the rights granted under this Agreement, the Notes, the other Financing Documents and the agreements or instruments contemplated hereby and thereby (including reasonable out-of-pocket costs of collection). If the Company fails to pay when due any amounts due any Purchaser or other holder of Notes, or fails to comply with any of its obligations pursuant to this Agreement or any other agreement, document or instrument executed or delivered in connection herewith, the Company shall, upon demand by such Purchaser or such other holder, pay to such Purchaser or such holder such further amounts as shall be sufficient to cover the reasonable out-of-pocket costs and expenses (including, but not limited to reasonable attorneys’ fees) incurred by or on behalf of such Purchaser or such other holder in collecting all such amounts due or in otherwise enforcing such Purchaser’s or such other holder’s rights and remedies hereunder. The Company also agrees to pay to each Purchaser and the other holders all reasonable out-of-pocket costs and expenses incurred by it, including reasonable compensation to its attorneys for all services rendered, in connection with the enforcement of its rights hereunder or under the other Financing Documents. Notwithstanding the provision of this Section 16.1, the Company shall not be liable to any Purchaser for the payment of any costs or expenses incurred by any Purchaser in connection with an assignment of its rights hereunder.

16.2.	Indemnification.

The Company agrees to indemnify, hold harmless and defend each Purchaser and each other holder of Notes and all of their officers, directors, shareholders, partners, affiliates, employees, agents, representatives, successors and assigns (including those retained in connection with the transactions contemplated by this Agreement) (each such Person being an “Indemnitee”) from and against any and all actions, causes of action, suits, claims, losses (including diminutions in value and consequential damages), costs, penalties, fees, liabilities and damages and reasonable out-of-pocket expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Liabilities”) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Financing Document, any obligation thereunder (or the repayment thereof), the use or intended use of the proceeds of the Notes or any securities filing of, or with respect to, the Company, (ii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other law or theory thereof, including common law, equity, contract, tort or otherwise or (iii) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Company shall not have any liability under this Section 16.2 to any Indemnitee with respect to any Indemnified Matter to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

16.3.	Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall be deemed made at and as of the Closing Date and shall speak only as of such date. The accuracy of such representations and warranties made as at the Closing Date shall survive the execution and delivery of this Financing Documents, the purchase or transfer by any Purchaser or any holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

18.	AMENDMENT AND WAIVER.

The Financing Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5, 6 or 7 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of any Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of or premium with respect to, or reduce the rate or change the time of payment or method of computation of interest or of the PIK Interest on, such Note, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 12(a), 12(b), 13 or 20.

19.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)	if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,

43

(ii)	if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)	if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the “Treasurer,” with a copy to the attention of the “General Counsel,” and with a further copy to WLR at 600 Lexington Avenue, New York, New York 10022, to the attention of “David L. Wax,” or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that

(a)	was publicly known or otherwise known to such Purchaser prior to the time of such disclosure,

(b)	subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf,

(c)	otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or

(d)	constitutes financial statements delivered to such Purchaser under Section 8.1 that are otherwise publicly available.

Each Purchaser acknowledges and agrees that (i) it has developed compliance procedures regarding the use of material non-public information and will maintain the confidentiality of the Confidential Information in accordance with such procedures and (ii) it will handle such Confidential Information in accordance with applicable law, including Federal and state securities Laws, provided that such Purchaser may deliver or disclose Confidential Information to

(i)	such Purchaser’s directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes and is not used in connection with the analysis of any other investment in the Company except in a manner that is in compliance with applicable securities laws),

(ii)	such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20,

(iii)	any other holder of any Note,

(iv)	any Eligible Assignee to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

(v)	any Person from which such Purchaser offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

(vi)	any federal or state regulatory authority having jurisdiction over such Purchaser, or

(vii)	any other Person to which such delivery or disclosure may be necessary or appropriate

(A) to effect compliance with any law, rule, regulation or order applicable to such Purchaser,

(B) in response to any subpoena or other legal process, or

(C) in connection with any litigation to which such Purchaser is a party.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	MISCELLANEOUS.

21.1.	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Purchasers (and their permitted assigns) may assign any of its respective rights under any of the Financing Documents to any Eligible Assignee and any holder of any of the Notes may assign such Note to any Eligible Assignee; provided in each case that (i) such assignment by Purchasers or any holder of any of the Notes will not result in a non-exempt prohibited transaction under Section

4975 of the Code or Section 406 of ERISA and (ii) except with respect to a transfer to an existing holder of Notes or any Affiliate thereof or pursuant to a public offering registered under the Securities Act, the transferring Purchaser or holder of Notes shall have delivered to the Company an opinion of counsel, in form, scope and substance reasonably acceptable to the Company, to the effect that such Notes to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from registration under the Securities Act or such Purchaser or holder provides the Company with reasonable assurance that such Notes can be sold, assigned or transferred pursuant to Rule 144A promulgated under the Securities Act. Any assignment or sale of the Notes made in reliance on Rule 144A may be made only in accordance with the terms of Rule 144A and further, if Rule 144A is not applicable, any resale or assignment of the Notes under circumstances in which the seller (or the Person through whom the sale or assignment is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with another exemption under the Securities Act or the rules and regulations of the SEC thereunder. Any Purchaser intending to assign any of its rights hereunder shall give the Company not less than five days prior written notice of such intended transfer. The Company may not assign any of its rights under this Agreement without the prior written consent of the Purchasers, any such purported assignment without such consent being null and void. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Financing Documents.

21.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

21.3.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.4.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

21.5.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

21.6.	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS THEREOF, BUT OTHERWISE WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES OF THE LAW THEREOF.

21.7.	Remedies.

Each holder of Notes shall have all rights and remedies set forth in this Agreement, the Notes and the other Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

21.8.	No Setoffs, etc.

All payments hereunder and under the Notes and other Financing Documents shall be made by the Company or the other obligor in respect thereof without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any Governmental Authority. If the Company or any other obligor on account of the Notes or any obligations hereunder shall be required by any law to deduct, setoff or withhold any amount (other than any Excluded Tax) from or in respect of any payment to any Purchaser or holder of the Notes hereunder or under the Notes, then the amount so payable to any Purchaser or holder of the Notes shall be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, Purchaser shall receive an amount equal to the sum it would have received had no such deductions, setoffs or withholdings been made. Notwithstanding anything to the contrary contained in this Section 21.8, the Company agrees to make gross-up payments (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, other than with respect to any Excluded Taxes.

21.9.	Payment Set Aside.

To the extent that the Company makes a payment or payments to any Purchaser or holder of Notes hereunder or under the Notes or any Purchaser or holder of Notes enforces its rights or exercises its right of setoff hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

21.10.	Jurisdiction and Venue.

Each of the parties (i) submits to the jurisdiction of any state or Federal court sitting in New York, New York in any legal suit, action or proceeding arising out of or relating to this Agreement or the Notes, (ii) agrees that all claims in respect of the action or proceeding may be heard or determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Notes in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 19. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Purchaser or holder of Notes to bring proceedings against the Company in the courts of any other jurisdiction. To the extent provided by law, should the Company, after being so served, fail to appear or answer to any summons, complaint, process or papers so served within the number of days prescribed by law after the mailing thereof, the Company shall be deemed in default and an order or judgment may be entered by the court against the Company as demanded or prayed for in such summons, complaint, process or papers. The exclusive choice of forum for the Company set forth in this Section 21.10 shall not be deemed to preclude the enforcement by Purchaser or any holder of Notes of any judgment obtained in any other forum or the taking by Purchaser or any holder of Notes of any action to enforce the same in any other appropriate jurisdiction, and the Company each hereby waives the right to collaterally attack any such judgment or action.

21.11.	Waiver of Right to Jury Trial.

THE COMPANY AND EACH HOLDER OF THE NOTES HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE NOTES OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. THE COMPANY AGREES THAT THIS SECTION 21.11 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT EACH PURCHASER AND HOLDER OF NOTES WOULD NOT PURCHASE THE NOTES HEREUNDER IF THIS SECTION 21.11 WERE NOT PART OF THIS AGREEMENT.

21.12.	Certain Waivers.

The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of the Notes, and expressly agrees that the Notes, or any payment thereunder, may be extended from time to time and that the holder thereof may accept security for the Notes or release security for the Notes, all without in any way affecting the liability of the Company thereunder.

21.13.	Accounting Terms; Accounting Principles.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Accounting Principles, as in effect from time to time, consistently applied; provided that, if the Company notifies the holders of Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Accounting Principles or in the application thereof on the operation of such provision (or if the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

21.14.	Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President and General Counsel

[Signature Page to Note Purchase Agreement]

CANYON VALUE REALIZATION FUND, L.P., a Delaware limited partnership

By:	Canpartners Investments III, L.P., a California limited partnership

	By:	Canyon Capital Advisors LLC, a Delaware limited liability company

By:	/s/
Name:
Title:

[Signature Page to Note Purchase Agreement]

CCP F, L.P.

By:	Clearlake Capital Partners, LLC, its general partner

	By:	CCG Operations, LLC, its managing member

By:	/s/
Name:
Title:	Manager

[Signature Page to Note Purchase Agreement]

RESERVOIR CAPITAL PARTNERS, L.P.

By:	RCP GP, LLC,
its general partner

By:	/s/
Name:
Title:

[Signature Page to Note Purchase Agreement]

RESERVOIR CAPITAL INVESTMENT PARTNERS, L.P.

By:	RCIP GP, LLC,
its general partner

By:	/s/
Name:
Title:

[Signature Page to Note Purchase Agreement]

54

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accounting Principles” means: (i) in respect of the Company or the Company and its Subsidiaries, taken as a whole, GAAP; and (ii) in respect of the BST Group, BST Accounting Principles.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary the Company, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Agreement, as it may from time to time be amended, modified or otherwise supplemented.

“Asset Disposition” means any Transfer except :

(a)	any

(i)	Transfer from a Subsidiary (other than a member of the BST Group) to the Company or a Wholly-Owned Subsidiary; or Transfer from any member of the BST Group to another member of the BST Group;

(ii)	Transfer from the Company to a Wholly-Owned Subsidiary; and

(iii)	Transfer from the Company to a Subsidiary (other than a Wholly-Owned Subsidiary) or from a Subsidiary to another Subsidiary (other than a Wholly-Owned Subsidiary), which in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; or

Schedule B-1

(b)	any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete.

“BST” means BST US Holdings, Inc., a Delaware corporation.

“BST Accounting Principles” means generally accepted accounting principles in Germany or the U.S. from time to time.

“BST Adjusted Debt Cover” means, on any date of determination, the ratio of (x) BST Financial Indebtedness (other than BST Financial Indebtedness of the type described in clause (f) of the definition thereof) as of such date of determination to (y) (1) BST EBITDA for the four fiscal quarter period ending immediately prior to such date of determination minus (2) the amount of dividends or other distributions made during such four fiscal quarter period pursuant to 11.8(c) hereof.

“BST Change of Control” means the sale or other Transfer to a Person (other than the Company or any of its Subsidiaries) of (i) more than 20% of the consolidated assets of the BST Group as reflected on the most recent financial statements delivered pursuant to Section 8.1(a) hereof, or (ii) assets of the BST Group accounting for more than 20% of BST EBITDA as reflected on the most recent financial statements delivered pursuant to Section 8.1(a) hereof, in the aggregate, in each case, whether in a single transaction or a series of related or unrelated transactions, and whether through the sale of assets, equity, by merger or a similar transaction.

“BST Credit Agreement” means that certain credit agreement dated as of December 8, 2006 by and among BST, the various Subsidiaries of the Company party thereto, the various agents named therein, and the various lenders named therein, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or investors.

“BST Debt Cover” means, on any date of determination, the ratio of (x) BST Financial Indebtedness (other than BST Financial Indebtedness of the type described in clause (f) of the definition thereof) as of such date of determination to (y) BST EBITDA for the four fiscal quarter period ending immediately prior to such date of determination.

“BST EBITDA” means, for the applicable period of measurement, the aggregate of consolidated net profits of the BST Group (excluding any non-cash income of any joint venture) from ordinary activities, before (without duplication): (a) the profit (or losses) attributable to minority interests; (b) any amounts received or receivable or paid or payable pursuant to any

Schedule B-2

Treasury Transaction; (c) income from participating interests in associated undertakings; (d) any gain or loss over book value arising from an upward or downward revaluation of any asset (not being stock disposed of in the normal course of trading); (e) any other extraordinary and exceptional items of any member of the BST Group up to a maximum amount of €3,000,000 in any fiscal year, (f) any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of same); (g) all fees, costs and expenses (including any prepayment penalties or premiums and stamp, registration and other taxes) incurred (or required to be paid) by any member of the BST Group in connection with the acquisition of BST Safety Textiles Holding Gmbh up to a maximum amount of €5,000,000; (h) BST Finance Expense; (i) any amounts charged in respect of discontinued operations or restructuring activities including the related termination of employees; (j) any expenses incurred in respect of historical operating leases prior to December 8, 2006; and (k) any amount attributable to depreciation or amortization of tangible or intangible assets (including goodwill).

“BST Group” means BST and each of its Subsidiaries.

“BST Finance Expense” means, for any relevant period, (x) the aggregate amount of interest (including the interest element of payments made under Capital Leases), commissions, fees (excluding all front end, arrangement and participation fees paid on or about the date of the closing of the BST Credit Agreement and up-front premium or front end fees under any BST Hedging Agreement), discounts, prepayment penalties or premiums and other finance payments payable in cash by any member of the BST Group in respect of BST Financial Indebtedness, including in respect of any interest rate hedging arrangement, LESS (y) the aggregate of (i) any commission, fees, discounts and other finance payments received in cash by any member of the BST Group under any interest rate hedging arrangement and (ii) any interest received in cash by any member of the BST Group on any deposit or bank account which is freely and readily available to fund debt service; provided, that any amounts payable by one member of the BST Group to another member of the BST Group shall not be included in the calculation of BST Finance Expense.

“BST Financial Indebtedness” means, at any time, without duplication, any indebtedness of any member of the BST Group for or in respect of:

(a) monies borrowed or raised (including overdrafts)

(b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any Capital Lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

Schedule B-3

(f) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution where the underlying liability is one of the items in paragraphs (a) to (e) or (g) to (h) of this definition;

(g) any amount raised by the issue of redeemable shares if the shares are redeemable before June 30, 2009;

(h) any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

“BST Hedging Agreement” means any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by BST Safety Textiles Acquisition Gmbh and a “Hedge Counterparty” (as defined in the BST Credit Agreement) for the purpose of hedging interest rate liabilities in relation to the term facilities under the BST Credit Agreement.

“BST Permitted Acquisition” means any Acquisition by BST or any of its Subsidiaries provided that (i) the ratio of (x) the amount of Indebtedness incurred or assumed by BST (including, without duplication, assumed Indebtedness of the Target) or such Subsidiary in connection with such Acquisition to (y) Pro Forma EBITDA of the Target is less than or equal to 4.75:1.00, (ii) the BST Debt Cover calculated as of the most recent fiscal quarter end, on a pro forma basis after giving effect to such Acquisition, is less than or equal to 4.75:1.00 and (iii) no Default or Event of Default is then in existence at the time of the Acquisition or would result therefrom.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP (or other applicable accounting principals in the relevant jurisdiction).

“CERCLA” is defined in Section 6.21.

“Change in Control” means:

(a) the sale or other transfer by WLR Fund III of any ITG Common Stock or ITG Preferred Stock to any Person other than any such sale or transfer to a WLR Affiliate,

Schedule B-4

(b) the sale or other transfer by WLR Fund II of any ITG Common Stock or ITG Preferred Stock to any Person other than any such sale or transfer to a WLR Affiliate or an in-kind distribution of such stock to any limited partners of WLR Fund II, or

(c) a BST Change of Control shall have occurred.

“Closing” is defined in Section 3.

“Closing Date” means June 6, 2007.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral Agent” is defined in the Pledge Agreement.

“Company” is defined in the introductory sentence of this Agreement.

“Confidential Information” is defined in Section 20.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that the holders of such liability will be protected (in whole or in part) against monetary loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Swaps; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.

“Current Four Fiscal Quarter Period” is defined in Section 11.6.

“Debt Prepayment Application” means, with respect to any Transfer of property, the application by the Company or its Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Indebtedness under the Senior Credit Agreement or any Indebtedness secured by a Lien on the property Transferred.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

Schedule B-5

“Denim” means Cone Denim LLC, a Delaware limited liability company.

“EBITDA” means net income (or loss) for the applicable period of measurement of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP (including the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries), but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of the Company, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the proceeds of any life insurance policy; (c) non-cash gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP; and (d) any other extraordinary or non-recurring gains or losses of the Company or its Subsidiaries, and related tax effects in accordance with GAAP, PLUS (a) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period; (b) interest expense (less interest income) deducted in calculating net income (or loss) for such period; (c) all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period; (d) all non-cash last-in, first-out expenses for such period; and (e) without duplication, all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period, including non-cash restructuring charges, and non-cash purchase accounting adjustments, but excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period. When calculating the Leverage Ratio for purposes of the definition of “Permitted Indebtedness” only, EBITDA shall include Pro Forma EBITDA of the applicable Target for the most recently ending twelve month period prior to the date of determination.

“Eligible Assignee” means (i) any Purchaser or other holder of Notes or any Affiliate thereof, (ii) any Person if, but only if, after reasonable notice from the applicable Purchaser, the Company reasonably determines that the Purchasers and their Affiliates, taken as a whole, will hold not less than 51% of the aggregate outstanding principal amount under all Notes after giving effect to any proposed assignment to such Person, (iii) any other Person with respect to which the Company has consented to in writing (which consent will not be unreasonably withheld or delayed), and (iv) to any Person if an Event of Default shall have occurred and be continuing at the time of any assignment effectuated in accordance with Section 21.1 hereof. Notwithstanding the foregoing, in no event shall an ITG Competitor be an Eligible Assignee.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any

Schedule B-6

hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Company or any ERISA Affiliate; (i) the failure of a Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other applicable law to qualify thereunder; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon the Company or any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” is defined in Section 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any (a) taxes imposed on or measured in whole or in part by revenue, net income, capital or net worth and franchise or other taxes imposed in lieu thereof by any jurisdiction (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction or (c) any withholding taxes imposed by the United States of America for any period with respect to which a Purchaser or holder of any Note has failed to provide Borrower with a Withholding Certificate (other than if delivery of such Withholding Certificate is prohibited pursuant to any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order or in the interpretation thereof).

Schedule B-7

“Factoring Agreement” means any agreement pursuant to which the Company or any of its Subsidiaries shall sell certain receivables to an unrelated third party.

“Fair Market Value” means, at any time, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as determined by the Company in its reasonable discretion.

“Finance Lease Expenditure” means, in relation to a Capital Lease of any member of the BST Group, the capital value of the asset which is the subject of such Capital Lease.

“Financing Documents” means this Agreement, the Notes and the Pledge Agreement, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of any holders of Notes, or all of them, by the Company, any of its Subsidiaries, or any other Person in connection with this Agreement.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, and all Indebtedness in respect of Capital Leases.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“German Factoring Agreement” means, collectively, those certain Factoring Agreements and related documents and opinions e entered into between Safety Components KG, as Originator, and the UK Borrower, as Factor.

“Governmental Authority” means

(a) the government of

(i)	the United States of America or any state or other political subdivision thereof, or

(ii)	any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Indebtedness” with respect to any Person means, at any time, without duplication:

(a) its liabilities for borrowed money;

Schedule B-8

(b) its liabilities for the deferred purchase price of property or services acquired or received by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product;

(g) Swaps of such Person; and

(h) any Contingent Obligations of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

“Indemnified Matters” is defined in Section 16.2.

“Indemnitee” is defined in Section 16.2.

“Initial Notes” means the $80,000,000 aggregate principal amount of 18.00% Senior Subordinated Notes due 2011 issued on the Closing Date hereunder, and such term shall include any PIK Notes and any such notes issued in substitution therefor pursuant to Section 14 of this Agreement. The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by the Purchasers and the Company.

“Interest Payment Date” is defined in the Notes.

“Investment” is defined in Section 11.7.

“ITG Common Stock” means the Company’s common stock, par value $0.01 per share.

“ITG Competitor” means any Person engaged in any significant manner in the apparel textiles, automotive textiles or automotive soft goods businesses, and including any of such Person’s Affiliates.

“ITG Group” means ITG and each of its Subsidiaries, other than members of the BST Group.

Schedule B-9

“ITG Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.01 per share.

“Joint Ventures” means, collectively, Summit Yarn Holding I, Inc., a Delaware corporation, Summit Yarn Holding II, Inc., a Delaware corporation, Summit Yarn LLC, a North Carolina limited liability company, Cone Denim Jiaxing Limited, a corporation organized under the laws of China, ITG Phong Phu Ltd., Co., a joint venture organized under the laws of the Socialist Republic of Vietnam, SCI – Huamao China Investment Limited, a corporation organized under the laws of Hong Kong, Automotive Safety Components International GT (Proprietary) Limited, a corporation organized under the laws of South Africa, and any other Person that is not a Wholly-Owned Subsidiary and in which the Company or a Subsidiary of the Company owns any Stock or Stock Equivalent and that Company designates as being a “Joint Venture”.

“Leverage Ratio” means, on any date of determination, the ratio of (x) Funded Debt of the Company and its consolidated Subsidiaries as of such date of determination to (y) EBITDA of the Company and its consolidated Subsidiaries for the four fiscal quarter period ending immediately prior to such date of determination.

“Liabilities” is defined in Section 16.2.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or the other Financing Documents or (c) the validity or enforceability of this Agreement, the Notes or the other Financing Documents, or the validity, perfection or first priority of any Lien granted under any Financing Document (except to the extent such material adverse effect on the validity, perfection or first priority of any Lien granted under any Financing Document is the result of the action or inaction of any Purchaser or holder of any Note). Any qualification as to events, occurrences or circumstances by reference to a Material Adverse Effect shall aggregate all such events, occurrences and circumstances qualified by such reference in determining whether a Material Adverse Effect has occurred or could reasonably be expected.

“Mexican Facility” means that certain Term Loan Agreement dated as of December 29, 2006 by and among Burlington Morelos, S.A. de C.V., UBS AG, Stamford Branch, General Electric Capital Corporation and the other Persons signatory thereto, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or investors.

Schedule B-10

“Mexican Sale Agreement” means the Receivables Sale Agreement dated as of December 29, 2006 between Parras Cone de Mexico, S.A. de C.V. and Cone Denim LLC, a Delaware limited liability company.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Proceeds Amount” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of

(a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

“Notes” means the Initial Notes and the PIK Notes.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company, or any Subsidiary, as the context may require, whose responsibilities extend to the subject matter of such certificate.

“Ordinary Course of Business” means, in respect of any transaction involving the Company or any of its Subsidiaries, the ordinary course of such Person’s business, as conducted by any such Person consistent with past practices and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” means any Acquisition by the Company or any of its Subsidiaries (other than BST and its Subsidiaries), provided that (i) after giving effect to such Acquisition, and the incurrence of any Indebtedness in connection therewith, “Availability” (as such term is defined in the Senior Credit Agreement) shall not be less than $30,000,000, (ii) the ratio of (x) Indebtedness incurred or assumed by the Company or any such Subsidiary to finance such Acquisition (including, without duplication, any assumed Indebtedness of the Target), if any, to (y) Pro Forma EBITDA of the Target is less than or equal to 4.00:1.00 and (iii) no Event of Default is then in existence at the time of the Acquisition or would result therefrom.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“PIK Interest” is defined in the Notes.

Schedule B-11

“PIK Note” is defined in the Initial Notes.

“Placement Agent” means UBS Securities LLC.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which the Company or any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Pledge Agreement” means the pledge agreement dated as of the date hereof made by the Company in favor of the Purchasers, which agreement shall be substantially in the form of Exhibit 2, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Pro Forma EBITDA” means, with respect to any Target, EBITDA for such Target for the most recent twelve (12) month period for which financial statements are available at the time of determination thereof.

“Project Subsidiaries” means each Subsidiary of ITG organized under the laws of China, Nicaragua, Romania or Vietnam, and each other Subsidiary which has incurred, or which intends to incur, Indebtedness permitted under Section 11.3(b) hereof, and that has been designated as a Project Subsidiary on Schedule 6.4 or in a notice from the Company to the Purchasers.

“Project Subsidiary Holding Company” means ITG (Barbados), SRL, a company organized under the laws of Barbados, and any other Subsidiary of the Company organized or formed for the purpose of owning the Stock of one or more Project Subsidiaries that has been designated as a Project Subsidiary Holding Company on Schedule 6.4 or in a notice from the Company to the Purchasers.

“Projections” means projected consolidated financial statements of the Company and its Subsidiaries on a consolidated basis for the five fiscal years ended after the Closing Date which Projections shall reflect the forecasted consolidated financial conditions and income and expenses of the Company and its Subsidiaries after giving effect to the issuance of the Notes hereunder.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchasers” means and includes each of the Persons listed in Schedule A.

“Qualified Issuance” means an offering or series of offerings of equity securities of the Company pursuant to a registration statement under the Securities Act which securities are listed on either the New York Stock Exchange or NASDAQ and the incurrence of additional non-revolving indebtedness for borrowed money by the Company which, collectively, result in gross proceeds of at least $175,000,000.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

Schedule B-12

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” is defined in Section 11.8.

“Return” is defined in Section 6.9.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security” has the meaning set forth in Section 2(1) of the Securities Act.

“Senior Credit Agreement” means that certain credit agreement dated as of December 29, 2006 by and among the Company, the various Subsidiaries of the Company party thereto, General Electric Capital Corporation, as Agent, and the lenders named therein, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or investors, so long as such amendment, supplement, modification, extension, refinancing, replacement or restructuring is not prohibited by the Subordination Agreement as in effect on the Closing Date.

“Senior Financial Officer” means the Chief Financial Officer, principal accounting officer, treasurer or controller of the Company.

“Significant Subsidiary” means at any time any Subsidiary of the Company with respect to which (i) the total assets (after intercompany eliminations) of such Subsidiary exceeds 5% of the total assets of the Company and its Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter or (ii) the EBITDA attributable to such Subsidiary exceeds 5% of EBITDA of the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period most recently ended.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date: (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person; (b) such Person is generally able to pay all liabilities of such Person as such liabilities mature, (c) such Person does not have unreasonably small capital. The amount of contingent or unliquidated liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

Schedule B-13

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, shares, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordination Agreement” means the subordination and intercreditor agreement dated as of the date hereof among the Company, the Purchasers and General Electric Capital Corporation, as agent for the lenders under the Senior Credit Agreement, which agreement shall be substantially in the form of Exhibit 3, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Stock” means, with respect to any Person, the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of such Person.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Target” means any Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

Schedule B-14

“Tax” or “Taxes” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax and interest attributable thereto) whether disputed or not.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against of benefit from fluctuation in any rate or price.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 of the United States of America.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

“Withholding Certificate” is defined in Section 7.6.

“WLR” means WL Ross & Co., LLC, a Delaware limited liability company.

“WLR Affiliate” means any Person, other than the Company and any of the Company’s Subsidiaries or any Person in which the Company directly or indirectly owns ten percent (10%) or more of the outstanding equity interests, that would constitute an Affiliate hereunder solely because such Person is controlled by WLR or any fund managed by WLR, or because WLR or any fund managed by WLR directly or indirectly owns ten percent (10%) or more of the outstanding equity interests of such Person.

“WLR Fund II” means WLR Recovery Fund II, L.P., a Delaware limited partnership.

“WLR Fund III” means WLR Recovery Fund III, L.P., a Delaware limited partnership.

“WLR Subordinated Indebtedness” means unsecured Indebtedness provided by one or more of WLR or a WLR Affiliate to the Company, subordinated in right of payment to the Notes and without any guarantees or other credit support from any Subsidiary of the Company, providing no limitation on the amount of the Notes and such Indebtedness is subject to the following terms: (a) no cross-default to this Agreement but may be subject to cross-acceleration; (b) no financial covenants; (c) negative covenants will be limited to those set forth in this

Schedule B-15

Agreement and will be automatically amended or waived in lock-step with any amendment or waiver of corresponding covenants in this Agreement; (d) the maturity date is no earlier than June 6, 2012; provided, that if the maturity of the Notes is extended, such maturity date will also be extended for a corresponding period; (e) interest on any such Indebtedness is only paid by the issuance of payment-in-kind notes payable at maturity; (f) no principal amortization until maturity; (g) permanent standstill until the Notes (including successive refinancings thereof) are paid in full; (h) holders of such Indebtedness retain the right to file and vote their claims in bankruptcy, subject to the right of the holders of the Notes to file proofs of claims if the holders of such Indebtedness fail to do so in a timely manner; and (i) the holders of such Indebtedness have no rights to consent to amendments or waivers to this Agreement of the other Financing Documents.

Schedule B-16